Exhibit 10.11

Agreement for Sale of Property entered by and between Zibo Tongxinde Trade Co., Ltd. and Shandong the Fifth Season Commercial Investment Co., Ltd dated December 21, 2009.

Party A: Zibo Tongxinde Trade Co., Ltd.(Sellor)

Party B: Shandong the Fifth Season Commercial Investment Co., Ltd.(Purchaser)

  General Information
  Pursuant to the contract entered on December 21, 2009, Party B will buy the property from Party A, located in the business building, from the third floor to the fourth floor, of No. 9 Chengdong Banshichu Street, Boshan District, Zibo City, Shandong Province and covered approximately 15,509.42 sq.m., with the use right tothe outside square of 3200 sq.m. and underground garage of 7748.39 sq.m..
  Fees of the Property and Payment Arrangement

  The total fees of the property will be RMB 45,000,000 yuan.

  1st payment: RMB 10,000,000 yuan within 15 days after the assignment of this agreement as earnest money
  2 nd payment: RMB 15,000,000 yuan by February 1, 2010
  3 rd payment: RMB 10,000,000 yuan by March 1, 2010
  4 th payment: RMB 10,000,000 yuan by April 1, 2010

  Handover Arrangement and Transfer of Risk
  Party A and Party B will perform the handover procedure on December 25, 2009 (temporarily designated handover date and subject to actual handover date) and the risk of the property will transfer from Party A to Party B on the actual day of handover.
  Guarantee of Party A
  Party A guarantees to own the ownership right to the said property and totally entitled to sell the property. In addition, the property has no mortgage on it and Party A has paid off all of the necessary costs for the building of the property.
  Guarantee of Party B
  Party B guarantees to be fully authorized to purchase the property and will pay to Party A as scheduled.
  Breach of the Agreement
  When Party A breaches the contract and leads the performance of the contract unavailable, Party A shall bear the responsibility of breach of the contract, pay the indemnities to Party B and pay the liquidated damages to Party B according to either 1‰ of the total amount of the property payment per day, or double earnest money penalty provision.
  When Party B breaches the contract, Party B shall bear the responsibility of breach of the contract, pay the indemnities to Party A. If Party B fails to pay as scheduled, Party B shall pay the liquidated damages to Party A at the rate of 0.3‰ of the due payment per day.

  Headlines of the articles omitted
  Confidentiality
  Validity, Modification and Termination of Contract
  Force Majeure
  Dispute Settlement
  Miscellaneous